PriceSmart, Inc. Announces Purchase Agreement for Real Estate in Colombia

San Diego, CA (June 28, 2010) – PriceSmart, Inc. (NASDAQ: PSMT) (www.pricesmart.com) today announced that on June 18, 2010 it entered into an agreement to acquire approximately 19,500 square meters of property located in Barranquilla, Colombia, upon which PriceSmart anticipates constructing its first warehouse club in Colombia. The transaction, which is subject to certain contingencies, is currently planned to close late this calendar year. PriceSmart currently anticipates opening the Barranquilla warehouse club in the summer, 2011.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 27 warehouse clubs in 11 countries and one U.S. territory (five in Costa Rica; four each in Panama and Trinidad; three in Guatemala, two each in Dominican Republic, El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

 This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters.  These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; the Company faces significant competition; the Company may encounter difficulties in the shipment of and risks inherent in the importation of merchandise to its warehouse clubs; the Company is exposed to weather and other natural disaster risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly 40% of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; and the Company faces increased compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 9, 2009.  We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

 For further information, please contact Robert E. Price, Principal Executive Officer (858) 551-2336.